UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 21, 2023 (December 20, 2023)
SMTA LIQUIDATING TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-38414	84-6971050
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PO Box 2394, Bonita Springs, FL 34133-2394
(Principal address; zip code)

(203) 682-8377
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01  Other Events.

Extension of Trust Term

In accordance with the plan of liquidation (the “Plan of Liquidation”) adopted on July 11, 2019 by Spirit MTA REIT (“SMTA”) (the predecessor of SMTA Liquidating Trust (the “Trust”)), on January 1, 2020, SMTA entered into a Liquidating Trust Agreement (the “Trust Agreement”), for the creation and operation of the Trust.  Under the terms of the Trust Agreement, the Trust terminates upon the earlier of the distribution of all of the Trust’s assets in accordance with the terms of the Trust Agreement, or the expiration of a period of three years from the effective date of the Trust (or January 1, 2023). Under the terms of the Trust Agreement, the existence of the Trust may, however, be extended for fixed-term extensions under certain circumstances at the reasonable discretion of the trustees of the Trust (the “Trustees”) pursuant to the terms of the Trust Agreement.  On December 22, 2022, the Trustees adopted a resolution to extend the term of the Trust to terminate upon the earlier of the distribution of all of the Liquidating Trust’s assets in accordance with the terms of the Trust Agreement, or January 1, 2024.

The Trust holds reserves for liabilities and obligations necessary for the final wind up of the Trust and reasonable estimates made for certain operating costs and other contingent liabilities, including indemnification obligations relating to past property sales. The remaining net assets in liquidation of the Trust as of December 31, 2023, are estimated to be $4.0 million, or approximately $0.09 per unit of beneficial interest of the Trust (each, a “Trust Unit”). Some indemnification obligations continue to remain outstanding and the Trustees are unable to predict with any degree of certainty the timing or amount required to resolve these obligations.

Once such indemnification obligations of the Trust are resolved, which could be for amounts higher or lower than previously estimated, if there exists more than de minimis net assets in liquidation held by the Trust, the Trust will make final liquidating distributions to the holders of Trust Units and, in accordance with the Plan of Liquidation adopted on July 11, 2019 by SMTA, the operations of the Trust will be fully wound up and the Trust and each of its subsidiaries will be dissolved.  The amount and timing of, and record date for, such final liquidating distributions, if any, on the Trust Units will be determined by the Trustees and will depend upon the timing of resolution of the Trust’s contingent liabilities and the steps necessary to complete the Plan of Liquidation and the amounts deemed necessary by the Trustees to pay or provide for the Trust’s liabilities and obligations.

As a result of the Trust’s remaining contingent liabilities and the expectation of the Trustees that such contingent liabilities will not be resolved prior to January 1, 2024, on December 20, 2023, the Trustees adopted a resolution to extend the term of the Trust to terminate upon the earlier of the distribution of all of the Liquidating Trust’s assets in accordance with the terms of the Trust Agreement, or January 1, 2025.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMTA LIQUIDATING TRUST

Date: December 21, 2023	By:	/s/ Richard Stockton
Richard Stockton
Trustee